EXHIBIT 99.1

                              For Immediate Release
                              ---------------------

Discovery Laboratories to Adopt Shareholder Rights Plan

DOYLESTOWN, PA - August 20, 1998 - Discovery Laboratories, Inc. ("Discovery") (NASDAQ: DSCO, DSCOU) announced today that its Board of Directors has approved the adoption of a shareholder rights plan (the "Rights Plan"). The Rights Plan is intended to (i) discourage coercive acquisition efforts and stock accumulation programs that could be undertaken by third parties and (ii) improve the probability of a successful implementation, free of inappropriate distraction from corporate opportunists, of Discovery's long-term clinical product development plan. The Rights Plan, when implemented, will provide for the distribution with respect to each share of Discovery's outstanding common stock of a right to purchase 1/100th of a share of a new series of preferred stock of Discovery (the "Series D Preferred Stock").

Discovery believes that the Rights Plan will arm its Board of Directors to protect shareholders from coercively structured acquisition proposals and the accompanying pressure on shareholders to surrender their Discovery securities in a disadvantageous transaction at an inadequate price. The recent trading range of Discovery's shares has been near its 52-week low, in line with most other publicly traded development stage biotechnology research companies. Dr. Robert Capetola, President and Chief Executive Officer of Discovery, observed that "the equity markets have often proved to be inaccurate and inadequate predictors of the intrinsic value of the clinical products under development by similarly situated biotechnology companies. We believe the current bear market in small biotechnology companies has had such an effect on Discovery's share price, significantly raising our attractiveness to corporate opportunists. While we hope there will never be a need to rely on the Rights Plan, we felt that protective measures were appropriate in this environment.

Each 1/100th of a share of Series D Preferred Stock will be designed to be the substantial economic equivalent of a share of Discovery's common stock, and the purchase price for such preferred stock upon exercise of a right will be subject to adjustment upon the occurrence of certain events (including the acquisition by a third party (an "Acquiring Person") of 15% or more of Discovery's outstanding common stock (a "Stock Acquisition") or the determination by the Board of Directors that the holder of 10% or more of such common stock is an "Adverse Person") so that the Series D Preferred Stock will be purchasable by holders of the rights (other than any Acquiring Person or Adverse Person) at a price equal to 50% of its fair market value. Initially, the rights will not be separately tradeable or exercisable, and will be "attached" to and traded with shares of Discovery's common stock. The rights will be subject to redemption prior to the occurrence of a Stock Acquisition or an Adverse Person determination at a redemption price of $0.01 per right.

The implementation of the Rights Plan is subject to the approval of the holders of Discovery's existing outstanding preferred stock. Discovery anticipates that the rights contemplated by the Rights Plan will be distributed to the holders of its common stock shortly following its receipt of such approval from the preferred stockholders.

Discovery is a bio-pharmaceutical company whose mission is to develop and commercialize medically novel therapeutics for critical care. Presently, Discovery is developing proprietary pharmaceuticals to treat direct acute respiratory distress syndrome, meconium aspiration syndrome, idiopathic respiratory distress syndrome and cystic fibrosis. More information about Discovery is available on the company's web site at www.disco_Hlt406472602v_Hlt406472602erylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause results to differ materially from the statements made. Among the factors which could affect the company's actual results and could cause results to differ from those from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the


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progress of the company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the company's filings with the Securities and Exchange Commission.


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